Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112169

SUPPLEMENT NO. 17 DATED DECEMBER 14, 2005

TO PROSPECTUS DATED APRIL 23, 2004

APPLE REIT SIX, INC.

The following information supplements the prospectus of Apple REIT Six, Inc. dated April 23, 2004 and is part of the prospectus. This Supplement updates the information presented in the prospectus and in prior Supplements. Prospective investors should carefully review the prospectus, Supplement No. 7 (which was cumulative and replaced all prior Supplements), Supplement No. 8, Supplement No. 14 (which was cumulative and replaced Supplements No. 9 through 13), Supplement Nos. 15-16, and this Supplement No. 17.

TABLE OF CONTENTS

Status of the Offering	S–3
Recent Developments	S–3
Acquisitions and Related Matters	S–4
Summary of Contracts	S–5
Our Properties	S–7
Experts	S–9
Index to Financial Statements	F-1

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriot,” “Fairfield Inn,” “TownePlace Suites,” “Springhill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Six, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Six, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Six, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn & Suites,” “Homewood Suites,” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Six, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Six, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Six, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on April 29, 2004. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of November 22, 2005, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	72,615,347	798,768,824	718,891,953

Total	77,377,252	$848,768,824	$763,891,953

RECENT DEVELOPMENTS

On November 30, 2005, one of our wholly-owned subsidiaries closed on the purchase of a total of four hotels in California and Washington. The aggregate gross purchase price for these hotels was $73,483,570. The purchase contract remains in effect with regard to one other hotel, although there can be no assurance at this time that the remaining closing will occur under this contract.

On November 30, 2005, one of our wholly-owned subsidiaries closed on the purchase of a hotel in Laredo, Texas. The gross purchase price for this hotel was $10,500,000. The effective date of this purchase for certain accounting and rent pro-ration purposes was November 21, 2005.

On December 9, 2005, one of our wholly-owned subsidiaries closed on the purchase of a hotel in Dallas, Texas. The gross purchase price for this hotel was $19,500,000. The effective date of this purchase for certain accounting and rent pro-ration purposes was December 7, 2005.

The total gross purchase price for these purchases, which resulted in our ownership of six additional hotels, was funded as necessary by our ongoing offering of units. We also used the proceeds of our ongoing offering to pay $ 2,069,671, representing 2% of the total gross purchase price for the recent purchases, as a commission to Apple Six Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

As a result of our recent purchases, we currently own a total of 57 hotels, which are located in the states indicated in the map below:

ACQUISITIONS AND RELATED MATTERS

Overview of Recent Purchases

Our recent purchases, through our subsidiaries, have resulted in our indirect ownership of six additional hotels. Each hotel has been leased to another one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the lessee and the applicable manager. For simplicity, the manager will be referred to below as the “manager.”

The hotel lease agreements and management agreements are among the contracts described in the next section. The table below specifies the franchises, hotel owners, lessees and managers for our recent purchases (with additional hotel information provided in a following section):

Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
Milpitas, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc	Inn Ventures, Inc.
Roseville, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Folsom, California	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc	Inn Ventures, Inc.
Renton, Washington	Hilton Garden Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	Inn Ventures, Inc.
Laredo, Texas	Homewood Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P. (b)
Dallas, Texas	Springhill Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotel listed was purchased from an affiliate of the indicated manager.

We have no material relationship or affiliation with the sellers or the managers, except for the relationship resulting from our purchases, the management agreements, the pending purchase contracts and any related documents.

SUMMARY OF CONTRACTS

Hotel Lease Agreements

Each of the six recently purchased hotels is covered by a separate hotel lease agreement between our wholly-owned purchasing subsidiary and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. Each lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The annual base rents and lease commencement dates for the hotels are shown below:

Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
Milpitas, California	Hilton Garden Inn	$1,378,935	November 30, 2005
Roseville, California	Hilton Garden Inn	1,312,714	November 30, 2005
Folsom, California	Hilton Garden Inn	1,096,085	November 30, 2005
Renton, Washington	Hilton Garden Inn	956,327	November 30, 2005
Laredo, Texas	Homewood Suites	953,189	November 21, 2005
Dallas, Texas	Springhill Suites	1,571,587	December 7, 2005

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of the recently purchased hotels is being managed by the manager under separate management agreements between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotels and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

With respect to each hotel franchised by Hilton Hotels Corporation or one of its affiliates (located in California, Washington and Laredo, Texas), there is a franchise license agreement between the franchisor and the applicable lessee (as specified in the previous section). Apple Six Hospitality, Inc. (our wholly-owned subsidiary) has entered into a guarantee in which it has guaranteed the payment and performance of the lessee under the franchise license agreement.

With respect to the other recently purchased hotel, there is a relicensing franchise agreement between our wholly-owned subsidiary that is serving as the lessee of the hotel and Marriott International, Inc., or one of its affiliates. In addition, we have caused our wholly-owned subsidiary, Apple Six Hospitality, Inc., to provide a separate guaranty of the payment and performance of the lessee under the relicensing franchise agreement.

Owner Agreements

With respect to the one hotel covered by a relicensing franchise agreement, there is a separate owner agreement between the applicable franchisor, owner and lessee. The owner agreement generally provides that the owner (our wholly-owned subsidiary) will (a) be bound by certain restrictions in the related relicensing franchise agreement for the hotel; and (b) perform the obligations of the lessee (which is another one of our wholly-owned subsidiaries) in the event of its default under such agreement.

OUR PROPERTIES

Our hotels, including our recently purchased hotels, offer guest rooms and suites, together with related amenities, that are consistent with their operation as extended-stay, select service or full service hotels. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well- positioned to compete in their respective markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotels are adequately covered by insurance. The following tables present further information about the recently purchased hotels.

Table 1. General Information

Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)

Current:

Milpitas, California	Hilton Garden Inn	161	$18,599,912	$79 – 169	$16,104,512
Roseville, California	Hilton Garden Inn	131	20,759,291	99 – 149	18,458,991
Folsom, California	Hilton Garden Inn	100	18,028,033	99 – 209	16,547,133
Renton, Washington	Hilton Garden Inn	150	16,096,334	89 – 169	14,807,434
Laredo, Texas	Homewood Suites	106	10,500,000	109 – 144	9,426,000
Dallas, Texas	Springhill Suites	147	19,500,000	129 – 159	18,171,600

	Total (Current Hotels)	795	103,483,570

Pending:

San Francisco, California	Hilton Garden Inn	169	12,266,430	79 – 159	10,126,129

	Total (Current and Pending Hotels)	964	$115,750,000

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate and frequent customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of each hotel.

Table 2. Operating Information (a)

PART A		Avg. Daily Occupancy Rates (%)

Hotel	Franchise	2001	2002	2003	2004	2005

Current:

Milpitas, California	Hilton Garden Inn	54%	63%	62%	61%	66%
Roseville, California	Hilton Garden Inn	67%	73%	77%	74%	76%
Folsom, California	Hilton Garden Inn	76%	78%	77%	80%	80%
Renton, Washington	Hilton Garden Inn	56%	56%	64%	64%	73%
Laredo, Texas	Homewood Suites	—	—	—	—	—
Dallas, Texas	Springhill Suites	(b )	(b )	69%	57%	63%

Pending:

San Francisco, California	Hilton Garden Inn	58%	61%	59%	64%	75%

PART B		Revenue per Available Room/Suite ($)

Hotel	Franchise	2001		2002		2003	2004	2005

Current:

Milpitas, California	Hilton Garden Inn	$84		$77		$71	$66	$72
Roseville, California	Hilton Garden Inn	64		67		75	80	82
Folsom, California	Hilton Garden Inn	84		83		76	82	93
Renton, Washington	Hilton Garden Inn	49		47		51	57	69
Laredo, Texas	Homewood Suites	—		—		—	—	—
Dallas, Texas	Springhill Suites	(b	)	(b	)	59	53	54

Pending:

San Francisco, California	Hilton Garden Inn	74		59		51	54	65

Notes for Table 2:

(a)	Operating information is presented for the last five years. For a hotel which opened within that period, the presentation begins with the opening year of the hotel. Results of operations for those periods before the effective date of our ownership were provided by the applicable seller or manager for such periods. The hotel in Laredo, Texas was the result of new construction.
(b)	Information was not available from a previous owner, who is not affiliated with us. The operating information provided above is the result of our requests for information.

Table 3. Tax and Related Information

Hotel	Franchise	Tax Year		Real Property Tax Rate (c)	Real Property Tax

Current:

Milpitas, California	Hilton Garden Inn	2004	(b)	1.4771%	$186,679
Roseville, California	Hilton Garden Inn	2004	(b)	1.3529%	120,995
Folsom, California	Hilton Garden Inn	2004	(b)	1.2554%	128,375
Renton, Washington	Hilton Garden Inn	2005	(a)	1.1921%	79,659
Laredo, Texas	Homewood Suites	2005	(a)	2.8378%	(d	)
Dallas, Texas	Springhill Suites	2005	(a)	3.0919%	215,419

Pending:

San Francisco, California	Hilton Garden Inn	2004	(b)	1.1498%	306,186

Notes for Table 3:

(a)	Represents calendar year.
(b)	Represents fiscal year.
(c)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(d)	The hotel began operations within the last 12 months and the local taxing authority has not assessed this property.

EXPERTS

Set forth below are the audited financial statements of the Laredo, Texas—Marriott Residence Inn Hotel (the purchase of which was discussed in Supplement No. 14) and the Laredo, Texas—Hilton Homewood Suites Hotel. These financial statements have been included herein in reliance on the reports, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Hilton Acquisition Hotels—Fort Worth and Nashville (the purchase of which was discussed in Supplement No. 14). These financial statements have been included herein in reliance on the reports, also set forth below, of McGladrey & Pullen, LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Turf Saratoga, as the prior owner of our hotel in Saratoga Springs, New York (the purchase of which was discussed in Supplement No. 15). These financial statements have been included herein in reliance on the report, also set forth below, of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The combined financial statements of the Hilton Garden Inn Group as of December 31, 2004 and for the year then ended have been included herein in reliance upon the report, also set forth below, of KPMG LLP, independent auditors appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

Set forth below are the audited financial statements of Florida Capital Hotel Partners (Dallas), Ltd., as the prior owner of our recently purchased hotel in Dallas. These financial statements have been included herein in reliance on the report, also set forth below, of Tedder, James, Worden & Associates, P.A., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Businesses Acquired

Laredo, Texas—Marriott Residence Inn Hotel

(Audited)

Laredo, Texas—Hilton Homewood Suites Hotel

(Audited)

Hilton Acquisition Hotels – Fort Worth and Nashville

(Audited)

Independent Auditor’s Report	F–16
Combined Balance Sheet—December 31, 2004	F–17
Combined Statement of Income—Year Ended December 31, 2004	F–18
Combined Statement of Changes in Equity—Year Ended December 31, 2004	F–19
Combined Statement of Cash Flows—Years Ended December 31, 2004	F–20
Notes to Combined Financial Statements	F–21

Turf Saratoga, LLC (seller of hotel in Saratoga Springs, New York)

(Audited)

Hilton Garden Inn Group

(Audited)

Independent Auditors’ Report	F–32
Combined Balance Sheet—December 31, 2004	F–33
Combined Statement of Operations—Year Ended December 31, 2004	F–34
Combined Statement of Owner’s Deficit—Year Ended December 31, 2004	F–35
Combined Statement of Cash Flows—Year Ended December 31, 2004	F–36
Notes to the Combined Financial Statements	F–37

Florida Capital Hotel Partners (Dallas), Ltd.

(Audited)

Laredo, Texas—Marriott Residence Inn Hotel

(Unaudited)

Balance Sheets—December 31, 2004 and September 30, 2005	F–53
Statements of Cash Flows—Nine Months Ended September 30, 2004 and 2005	F–54

Laredo, Texas—Hilton Homewood Suites Hotel

(Unaudited)

Balance Sheets—December 31, 2004 and September 30, 2005	F–55
Statements of Cash Flows—Nine Months Ended September 30, 2005	F–56

Hilton Acquisition Hotels—Fort Worth and Nashville

(Unaudited)

Combined Balance Sheets—December 31, 2004 and March 31, 2005	F–57
Combined Statements of Income—Three Months Ended March 31, 2004 and 2005	F–58
Combined Statements of Cash Flows—Three Months Ended March 31, 2004 and 2005	F–59

Turf Saratoga, LLC (seller of hotel in Saratoga Springs, New York)

(Unaudited)

Balance Sheets—December 31, 2004 and September 30, 2005	F–60
Statements of Operations—Nine Months Ended September 30, 2004 and 2005	F–61
Statements of Cash Flows—Nine Months Ended September 30, 2004 and 2005	F–62

Hilton Garden Inn Group

(Unaudited)

Combined Balance Sheets—December 31, 2004 and September 30, 2005	F–63
Combined Statements of Operations—Nine Months Ended September 30, 2004 and 2005	F–64
Combined Statements of Cash Flows—Nine Months Ended September 30, 2004 and 2005	F–65

Florida Capital Hotel Partners (Dallas), Ltd.

(Unaudited)

Balance Sheets—December 31, 2004 and September 30, 2005	F–66
Statements of Operations—Nine Months Ended September 30, 2004 and 2005	F–67
Statements of Cash Flows—Nine Months Ended September 30, 2004 and 2005	F–68

Pro Forma Financial Information

Apple REIT Six, Inc.

(Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2005	F–69
Notes to Pro Forma Condensed Consolidated Balance Sheet	F–71
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2004 and the nine months ended September 30, 2005	F–72
Notes to Pro Forma Condensed Consolidated Statements of Operations	F–75

Independent Auditors’ Report

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheet of the Laredo, Texas—Marriott Residence Inn Hotel (the Hotel), as of December 31, 2004, and the related statements of partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2004, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    L.P. Martin & Company, P.C.

September 15, 2005

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

BALANCE SHEET

DECEMBER 31, 2004

ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$1,306,498
Construction in Progress	2,450,512
Furnishings and Equipment	15,494

TOTAL INVESTMENT IN HOTEL PROPERTY	3,772,504

Cash	60,974
Prepaids and Other	471
Due from Affiliates	1,000
Franchise Fees	50,000

112,445

TOTAL ASSETS	$3,884,949

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:
Mortgage Payable	$2,924,676
Accounts Payable	885,122
Accrued Liabilities	23,905
Due to Affiliates	50,246

TOTAL LIABILITIES	3,883,949
PARTNERS’ CAPITAL	1,000

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$3,884,949

The accompanying notes are an integral part of this financial statement.

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

STATEMENT OF PARTNERS’ CAPITAL

YEAR ENDED DECEMBER 31, 2004

Balance, January 1, 2004	$—
Equity Contributions	1,000

Balance, December 31, 2004	$1,000

The accompanying notes are an integral part of this financial statement.

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	$(2,863,477)
Prepaids and Other	(471)

NET CASH FLOWS TO INVESTING ACTIVITIES	(2,863,948)

CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage Loan Proceeds	2,924,676
Increase in Affiliate Loans, Net	246

NET CASH FLOWS FROM FINANCING ACTIVITIES	2,924,922

NET INCREASE IN CASH	60,974
CASH, BEGINNING OF YEAR	—

CASH, END OF YEAR	$60,974

NONCASH FINANCING AND INVESTING ACTIVITIES:

2004 Hotel property purchases in the amounts of $885,122 and $23,905, respectively, were financed with accounts payable and accrued liabilities.

The accompanying notes are an integral part of this financial statement.

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Laredo, Texas-Marriott Residence Inn Hotel property (the Hotel) as of December 31, 2004 and for the year then ended. The Hotel is owned by LarRI, L. P., a Texas limited partnership. The partnership entity was formed during 2004. The partnership acquired the Hotel land and began construction on the 109 room Hotel during 2004.

The Hotel is being developed by W. I. Realty I, L. P., an affiliate. At December 31, 2004, the Hotel was under construction and accordingly had not opened for business. Hotel construction is scheduled to be completed in the 4th quarter 2005.

Marriott Residence Inn Hotels specialize in providing extended stay lodging for business or leisure travelers. While customers may rent rooms for a night, terms up to a month or longer are available. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentrations: Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property—Land, construction in progress and furnishings and equipment are stated at the Owner’s cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Capitalized interest totaled $58,853 in 2004. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Loan Costs—Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

NOTE 3—RELATED PARTY TRANSACTIONS

The Owner has agreed to pay development fees of $345,000 to W. I. Realty I, L. P. in connection with development of the Hotel property. $155,250 was paid through December 31, 2004 and has been included in construction in progress. The balance of $189,750 is scheduled to be paid in 2005.

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

Due to affiliates includes $50,000 owed to a Marriott International, Inc. affiliate for a franchise fee. The franchise term is for twenty years commencing on the Hotel opening date.

NOTE 4—MORTGAGE LOAN PAYABLE

The Hotel property is encumbered by a development loan with Coppermark Bank dated February 2, 2004 in the amount of $9,905,000. Through December 31, 2004, $2,924,676 had been advanced. The loan bears interest at a variable rate of prime plus 1.0 percent.

The note is secured by the Hotel’s assets and the guarantee of W. I. Realty I, L. P. The note is scheduled to mature in 2006.

NOTE 5—SUBSEQUENT EVENT

The Owner sold the Hotel land, improvements and furnishings to an affiliate of Apple Six Hospitality, Inc. (Apple) effective August 31, 2005.

Independent Auditors’ Report

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheet of the Laredo, Texas—Hilton Homewood Suites Hotel (the Hotel), as of December 31, 2004, and the related statements of partners’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2004, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    L.P. Martin & Company, P.C.

September 15, 2005

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

BALANCE SHEET

DECEMBER 31, 2004

ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$1,093,232
Construction in Progress	595,658

TOTAL INVESTMENT IN HOTEL PROPERTY	1,688,890

Cash and Cash Equivalents	792
Due from Affiliates	2,387
Franchise Fees	25,000

28,179

TOTAL ASSETS	$1,717,069

LIABILITIES AND PARTNERS’ DEFICIT
LIABILITIES:
Mortgage Payable	$1,446,522
Accounts Payable	256,047
Accrued Liabilities	3,837
Due to Affiliate	13,397

TOTAL LIABILITIES	1,719,803
PARTNERS’ DEFICIT	(2,734)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$1,717,069

The accompanying notes are an integral part of this financial statement.

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF PARTNERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2004

Balance, January 1, 2004	$—
Equity Distributions, Net	(2,734)

Balance, December 31, 2004	$(2,734)

The accompanying notes are an integral part of this financial statement.

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	$(1,429,006)
Payment of Franchise Fees	(25,000)

NET CASH FLOWS TO INVESTING ACTIVITIES	(1,454,006)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	1,446,522
Increase in Affiliate Loans, Net	11,010
Equity Distributions, Net	(2,734)

NET CASH FLOWS FROM FINANCING ACTIVITIES	1,454,798

NET INCREASE IN CASH	792
CASH, BEGINNING OF YEAR	—

CASH, END OF YEAR	$792

NONCASH FINANCING AND INVESTING ACTIVITIES:

2004 Hotel property purchases in the amounts of $256,047 and $3,837, respectively, were financed with accounts payable and accrued liabilities.

The accompanying notes are an integral part of this financial statement.

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Laredo, Texas-Hilton Homewood Suites Hotel property (the Hotel) as of December 31, 2004 and for the year then ended. The Hotel is owned by LARHS, L. P., a Texas limited partnership. The partnership entity was formed during 2004. The partnership acquired the Hotel land and began construction on the 105 room Hotel during 2004.

The Hotel is being developed by W. I. Realty I, L. P., an affiliate. At December 31, 2004, the Hotel was under construction and accordingly had not opened for business. Hotel construction was completed and the Hotel opened for business August 31, 2005.

Hilton Homewood Suites Hotels specialize in providing full service, extended stay lodging for business or leisure travelers. While customers may rent rooms for a night, terms up to a month or longer are available. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents includes short-term interest bearing accounts with original maturities of 90 days or less.

Concentrations—Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property—Land and construction in progress are stated at the Owner’s cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Capitalized interest totaled $7,497 in 2004. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Loan Costs—Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

NOTE 3—RELATED PARTY TRANSACTIONS

The Owner has agreed to pay development fees of $315,000 to W. I. Realty I, L. P. in connection with development of the Hotel property. Through December 31, 2004, $110,250 was paid and has been included in construction in progress. The balance of $204,750 is scheduled to be paid in 2005.

The Owner has paid Promus Hotels, Inc. a $25,000 franchise fee to operate as a Hilton Homewood Suites Hotel. The franchise term is for twenty years commencing with the opening date of the Hotel.

NOTE 4—MORTGAGE LOAN PAYABLE

The hotel property is encumbered by a development loan with Compass Bank dated November 5, 2004 in the amount of $9,169,825. Through December 31, 2004, $1,446,522 has been advanced. The loan bears interest at a floating rate of libor plus 2.0 percent.

The note is secured by the Hotel’s assets and the guarantee of W. I. Realty I, L. P. The note is scheduled to mature on December 31, 2005.

NOTE 5—SUBSEQUENT EVENT

The Owner has a sales contract with Apple Six Hospitality, Inc. (Apple) and anticipates selling the Hotel land, improvements and furnishings to Apple in 2005. The sales price is anticipated to exceed the carrying value of the Hotel’s assets.

Independent Auditor’s Report

To the Members of

Hilton Acquisition Hotels – Fort Worth and Nashville

Richmond, Virginia

We have audited the accompanying combined balance sheet of the Hilton Acquisition Hotels – Fort Worth and Nashville as of December 31, 2004, and the related combined statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Hotels’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hilton Acquisition Hotels – Fort Worth and Nashville as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7, in May 2005 the investment in Hotels was sold.

/s/    McGladrey & Pullen, LLP

Richmond, Virginia

June 27, 2005

Hilton Acquisition Hotels – Fort Worth And Nashville

Combined Balance Sheet

December 31, 2004

Assets
Investment in hotels, net of accumulated depreciation of $4,605,044	$16,974,762
Cash	113,901
Accounts receivable—trade, net of allowance $1,289	68,686
Other assets	20,527

Total assets	$17,177,876

Liabilities And Equity
Liabilities:
Accounts payable and accrued expenses	$568,852
Due to affiliates	14,107,242

Total liabilities	14,676,094

Commitments and Subsequent Event
Equity	2,501,782

Total liabilities and equity	$17,177,876

See Notes To Combined Financial Statements.

Hilton Acquisition Hotels – Fort Worth And Nashville

Combined Statement Of Income

Year Ended December 31, 2004

Revenues
Suites	$5,624,242
Other	283,628

Total revenues	5,907,870

Expenses
Operating	2,448,334
Hotel administration	143,206
Sales and marketing	393,625
Utilities	307,690
Repairs and maintenance	230,398
Management fees	175,336
Taxes, insurance and other	481,448
General and administrative	226,710
Depreciation	814,828

Total expenses	5,221,575

Net income	$686,295

See Notes To Combined Financial Statements.

Hilton Acquisition Hotels – Fort Worth And Nashville

Combined Statement Of Changes In Equity

Year Ended December 31, 2004

Balance, January 1, 2004	$1,815,487
Net income	686,295

Balance, December 31, 2004	$2,501,782

See Notes To Combined Financial Statements.

Hilton Acquisition Hotels – Fort Worth And Nashville

Combined Statement Of Cash Flows

Year Ended December 31, 2004

Cash Flows From Operating Activities
Net income	$686,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	814,828
(Increase) decrease in operating assets:
Accounts receivable—trade	(6,878)
Other assets	21,979
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses and other liabilities	30,998

Net cash provided by operating activities	1,547,222

Cash Flows From Investing Activities
Purchases of furniture, fixtures and equipment	(324,665)

Net cash used in investing activities	(324,665)

Cash Flows From Financing Activities
Due to affiliates	(1,227,930)

Net cash used in financing activities	(1,227,930)

Net decrease in cash	(5,373)

Cash, beginning of year	119,274

Cash, end of year	$113,901

See Notes To Combined Financial Statements.

Hilton Acquisition Hotels—Fort Worth And Nashville

Notes To Combined Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: The accompanying combined financial statements present the financial information of the following Hilton Acquisition Hotels—Fort Worth and Nashville (the Hotels):

The Fort Worth, Texas property is a hotel held within Promus Hotels, Inc., a Delaware Corporation. The hotel, which operates as a Homewood Suites, commenced operations in December 1999.

Nashville/Lakeview Hotel, L.L.C., a Tennessee limited liability company, was purchased by Promus Hotels, Inc., a Delaware Corporation, in April 1998. Its sole business was owning and operating a Homewood Suites hotel in Nashville, Tennessee, which commenced operations in December, 1999.

A summary of the Hotels’ significant accounting policies follows:

Principles of combination: The accompanying financial statements of Hilton Acquisition Hotels—Fort Worth and Nashville include the accounts of the Fort Worth property and the Nashville/Lakeview Hotel, L.L.C. (collectively the Hotels) held within Promus Hotels, Inc. The Hotels are separate legal entities that share management and common ownership. All significant related balances and transactions have been eliminated in combination.

Revenue recognition: Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or consummation of purchases of other hotel services.

Concentrations of credit risk: The Hotels maintain their cash in bank deposit accounts, which at times may exceed federally insured limits. The Hotels have not experienced any losses in such accounts. The Hotels believe they are not exposed to any significant credit risk on cash.

Accounts receivable: Accounts receivable is comprised primarily of trade receivables due from Hotel guests. An allowance for doubtful accounts is based on management’s estimate of the expected collectibility of these trade receivables. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered past due when any portion of the receivable balance is outstanding for more than 90 days. Interest is charged on trade receivables that are outstanding for more than 30 days and is recognized as charged. No interest has been charged to trade receivables during 2004.

Investment in hotels: The investment in hotels is stated at cost. Interest and property taxes incurred during the construction of the facilities were capitalized and depreciated over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements and 5 to 7 years for furniture, fixtures and equipment.

Valuation of long-lived assets: The Hotels account for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not

Hilton Acquisition Hotels—Fort Worth And Nashville

Notes To Combined Financial Statements—(Continued)

be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No impairment losses have been recorded to date.

Income taxes: No federal or state income taxes are payable by the Hotels, and therefore, no tax provision has been reflected in the accompanying financial statements. See Note 5.

Equity: The combined equity of the Hotels consists of the retained earnings of the Fort Worth property and the member’s equity of the Nashville/Lakeview Hotel, L.L.C. See Note 3.

Sales and marketing: Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreement and general and administrative expenses that are directly attributable to advertising and promotion.

Fair value of financial instruments: The fair value of the Corporation’s cash, receivables, and due to affiliates approximate their carrying amounts.

Use of estimates: The presentation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.	Investment in Hotel Properties

The following is a reconciliation of the carrying value of the investment in hotels at December 31, 2004:

Land	$1,017,044
Building and improvements	17,948,497
Furniture, fixtures and equipment	2,614,265

21,579,806
Less accumulated depreciation	(4,605,044)

Investment in hotels, net	$16,974,762

Note 3.	Equity

The equity of the Hotels consists of the following:

Retained earnings of Forth Worth property held within Promus Hotels, Inc.	$954,411
Members equity of Nashville/Lakeview Hotel, L.L.C.	1,547,371

$2,501,782

Note 4.	Franchise Fee Agreements and Management Agreements

There are no formal franchise fee or management agreements between the Hotels and Hilton Hotels Corporation (Hilton). However, franchise fees totaling $226,710 and management fees totaling $175,336 were paid to Hilton during the year ended December 31, 2004.

Hilton Acquisition Hotels—Fort Worth And Nashville

Notes To Combined Financial Statements—(Continued)

Note 5.	Income Tax Matters

The Fort Worth property, which is held within Promus Hotels, Inc., is a member of a group that files consolidated federal and state tax returns. Accordingly, income taxes payable to (refundable from) the tax authorities is recognized on the financial statements of the parent company, Hilton Hotels Corporation, who is the taxpayer for income tax purposes. The members of the consolidated group allocate payments to any member of the group for the income tax reduction resulting from the member’s inclusion in the consolidated return, or the member makes payments to the parent company for its allocated share of the consolidated income tax liability. There has not been any allocation from the taxpayer to the Fort Worth property nor are there any plans to do so in the future.

Note 6.	Related Parties

Promus Hotels, Inc. and Nashville/Lakeview Hotel, L.L.C. are owned by Hilton Hotels Corporation. The Hotels owed Hilton $14,107,242 (non-interest bearing) as of December 31, 2004 for purchase of the property and operating expenses incurred since commencement.

Note 7.	Subsequent Event

In May 2005, the Hotels sold the hotel investment to Apple REIT Six, Inc. for a gross purchase price of $17.2 million.

Report of Independent Accountants

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia:

We have audited the accompanying balance sheet of Turf Saratoga, LLC (the “Company”) as of December 31, 2004, and the related statements of operations and members’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Richmond, Virginia

September 16, 2005

TURF SARATOGA, LLC

BALANCE SHEET

DECEMBER 31, 2004

Assets
Investment in hotel, net	$4,431,916
Cash and cash equivalents	2,067,413
Accounts receivable, net	27,282
Other assets	176,681

Total assets	$6,703,292

Liabilities and Members’ Capital
Liabilities:
Mortgage note payable	$9,915,139
Accounts payable and accrued expenses	315,822

Total liabilities	10,230,961

Members’ capital:
Members’ capital (deficit)	(803,612)
Notes receivable from members and affiliates, net	(2,652,382)
Accumulated other comprehensive loss	(71,675)

Net members’ capital (deficit)	(3,527,669)

Total liabilities and members’ capital	$6,703,292

See accompanying notes to financial statements.

TURF SARATOGA, LLC

STATEMENT OF OPERATIONS AND MEMBERS’ CAPITAL

YEAR ENDED DECEMBER 31, 2004

Revenues:
Rooms	$4,081,103
Food and beverage	233,852

Total revenues	4,314,955

Operating expenses:
Rooms	1,165,033
Food and beverage	185,894
Depreciation and amortization	443,131
Real estate taxes and insurance	214,626
Property operation, maintenance and energy costs	496,177
Management fees	134,400
General and administrative	320,442

Total operating expenses	2,959,703

Operating income	1,355,252
Other income (expense):
Interest expense	(521,102)
Miscellaneous income	13,469

Total other expense	(507,633)

Net income	847,619
Members’ capital, beginning of year	480,769
Distributions to members	(2,132,000)

Members’ capital (deficit), end of year	$(803,612)

See accompanying notes to financial statements.

TURF SARATOGA, LLC

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

Cash flows from operating activities:
Net income	$847,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	426,134
Amortization of deferred financing costs	16,997
Write-off of deferred financing costs	24,454
Changes in operating assets and liabilities:
Accounts receivable	22,117
Other assets	144
Accounts payable and accrued expenses	161,895

Net cash provided by operating activities	1,499,360

Cash flows from investing activities:
Purchases of property and equipment	(25,326)
Advances to affiliate	(975,000)

Net cash used in investing activities	(1,000,326)

Cash flows from financing activities:
Proceeds from refinancing mortgage note payable	10,000,000
Payments on mortgage notes payable	(6,859,490)
Financing costs incurred	(141,475)
Advances from affiliate	506,820
Distributions to members	(2,132,000)

Net cash provided by financing activities	1,373,855

Net increase in cash and cash equivalents	1,872,889
Cash and cash equivalents, beginning of year	194,524

Cash and cash equivalents, end of year	$2,067,413

Supplemental disclosure of cash flow information:
Cash paid for interest	$469,959

See accompanying notes to financial statements.

TURF SARATOGA, LLC

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies:

Description of Business: Turf Saratoga, LLC (the “Company”), a New York Limited Liability Company, was formed in 1998. The Company operates a 112-room Hilton Garden Inn in Saratoga Springs, New York.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel: Investment in hotel is stated at cost. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by accelerated and straight line methods over the estimated useful lives of the related assets. Repairs and maintenance are charged to expense as incurred. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Cash and Cash Equivalents: The Company considers all highly liquid instruments purchased with maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts: The Company uses the reserve method of accounting for doubtful accounts. The allowance for doubtful accounts was $5,000 at December 31, 2004.

Concentration of Credit Risks: The Company maintains its cash balances in multiple financial institutions and occasionally has cash balances in excess of federally insured limits.

Deferred Financing Costs: During 2004, the Company incurred $141,475 in costs as part of re-financing its mortgage note payable, which have been capitalized and are being amortized over 5 years by a method that approximates the effective interest method. Accumulated amortization was $9,610 at December 31, 2004. The total amortization of deferred financing costs was $15,200 for 2004.

Impairment of Long-Lived Assets: The Company reviews the carrying value of its tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated undiscounted cash flows.

Revenue Recognition: Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Advertising and Promotion Costs: Advertising and promotion costs are charged to operations as incurred and amounted to $234,000 for 2004.

Derivative Financial Instruments: The Company has entered into an interest rate swap arrangement as part of its interest rate risk management practices. This instrument has been designated as a hedge of an interest-bearing debt obligation, and accordingly, the net payments under this derivative instrument are reflected as adjustments to interest expense. The Company incurred a loss of $71,675 on the swap arrangement for 2004, which, after considering the net income of $847,619, resulted in comprehensive income of $775,944 for the year.

Income Taxes: No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Company is required to be reported by the members on their income tax returns.

TURF SARATOGA, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.	Investment in Hotel:

Investment in hotel at year-end consisted of:

Land	$225,000
Buildings and improvements	5,784,496
Furnishings and equipment	1,736,510

At cost	7,746,006
Less accumulated depreciation	(3,314,090)

Investment in hotel, net	$4,431,916

Depreciation expense totaled $426,134 for 2004.

3.	Mortgage Note Payable:

The mortgage note payable was executed in August 2004, for an original amount of $10,000,000, the proceeds of which were used in part to pay off the previous mortgage balance. Monthly principal payments are $28,287 at December 31, 2004, escalating to $36,311 by 2009. In 2009, the balance shall be amortized on an assumed 12-year basis, with the unamortized balance being payable in full on September 1, 2014. Interest is payable on the outstanding balance monthly at a variable rate based on LIBOR. The mortgage note is non-transferable, and is subject to substantial prepayment penalties depending on prevailing interest rates at the prepayment date. The mortgage note requires the maintenance of certain financial and non-financial covenants, with which the Company was in compliance at December 31, 2004. The mortgage note is collateralized by the investment in hotel.

At December 31, 2004, scheduled maturities of the mortgage note payable, up to the 2009 re-scheduling of maturities, are as follows:

2005	$345,183
2006	368,058
2007	390,666
2008	414,309
2009 and therafter	8,396,923

$9,915,139

To minimize the risks of interest rate fluctuations, the Company has entered into an interest rate swap transaction whereby the Company pays a fixed rate of interest of 5.99% on a notional amount that equals the outstanding mortgage note payable, and receives a variable rate based upon LIBOR. The notional amount declines as the principal balance on the term loan is repaid, and the swap agreement expires in August 2009. This agreement effectively converts the term loan from a variable to a fixed rate of interest. The estimated fair value of the interest rate swap agreement was a liability of $71,675 at December 31, 2004.

4.	Line of Credit:

The Company has an unsecured line of credit in the amount of $500,000. Interest is charged on the line of credit at a rate of prime plus .5%. The line matures on May 31, 2006, and is subject to an annual renewal by the bank. The line of credit is also guaranteed by the Company’s members. At December 31, 2004, the Company had no borrowings against the line of credit.

TURF SARATOGA, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.	Related Party Transactions:

The Company paid management fees totaling $134,400 during 2004 to Turf Hotels, Inc., a related entity. No amount was due to Turf Hotels, Inc. at December 31, 2004.

The Company periodically advances funds to affiliate companies or receives advances from affiliates. The net outstanding balances totaled $2,652,382 at December 31, 2004, consisting of:

Advances to affiliate	$3,186,223
Advances from affiliates	(533,841)

Net advances	$2,652,382

The advances are unsecured, non-interest bearing, and have no scheduled repayment terms. The advances to affiliate have been used by the affiliate for construction costs related to a new hotel under development. The Company advanced an additional $925,000 to the affiliate through August 31, 2005. While the affiliate has a construction loan and permanent financing commitment that is expected to cover the affiliate’s construction costs, the July 15, 2005 agreement to sell the Company’s property (see Note 8) will provide additional liquidity to the Company, and its members anticipate being able to fund more of the affiliate’s construction costs either through loans or distributions from the Company. Upon closing of the sale described in Note 8, the Company would anticipate repaying the advances it has received from affiliates. Accordingly, the net advances have been presented in the accompanying balance sheet as a reduction of members’ equity rather than as assets and liabilities.

6.	Franchise Agreement:

The Company currently operates under a franchise agreement with Hilton Inns, Inc. (“Hilton”). Under the terms of the agreement, the Company makes monthly payments to Hilton for royalty and advertising payments of 5% and 1%, respectively, of gross room revenues. In addition, the Company is charged $700 per month for Hilton’s customer satisfaction system as well as a variable monthly charge for Hilton’s Honors Club. The Company must also remit a monthly fee equal to 1.7% of gross room revenues plus $8.40 per room per month, for rentals through the Hilton Inn reservations system. Franchise fees and costs charged to expense related to Hilton were $408,000 during 2004. No amount was due to Hilton at December 31, 2004.

An initial franchise fee of $26,950 was paid to Hilton in 1999, and is being amortized over 15 years. Accumulated amortization was $10,781 at December 31, 2004, and $1,797 was expensed for the year then ended.

7.	Buy-Sell Agreement:

The Company and its members have entered into an agreement whereby if a member withdraws from the business, is disabled or dies, the Company will redeem the withdrawing member’s interest. The purchase price is to be set by appraisal or member stipulated value.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (the “Standard”) in May 2003. The Standard establishes the accounting guidance related to how an issuer of certain financial instruments with characteristics of both liabilities and equity classifies and measures such instruments. Under the Standard, the Company’s shares of stock subject to a buy-sell agreement may be required to be reclassified as liabilities and related distributions would be reported as a financing expense. The provisions of the Standard for the Company, as a non-public entity, are presently deferred indefinitely.

TURF SARATOGA, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

8.	Subsequent Event:

On July 15 2005, the Company entered into an agreement with Apple Six Hospitality Ownership, Inc. to sell substantially all of the Company’s assets for a gross purchase price of $17.8 million. The sale closed on September 29, 2005.

Independent Auditors’ Report

The Board of Directors

Larkspur Hospitality Development and Management Company, LLC

We have audited the accompanying combined balance sheet of the Hilton Garden Inn Group (collectively, the “Group” see Note 1), as of December 31, 2004, and the related combined statements of operations, owner’s deficit, and cash flows for the year then ended. These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

San Francisco, California

December 14, 2005

HILTON GARDEN INN GROUP

Combined Balance Sheet

As of December 31, 2004

2004
Assets
Current assets:
Cash and cash equivalents	$60,656
Accounts receivable, net of allowance for doubtful accounts of $9,270	162,351

Due from affiliate	16,587
Prepaid expenses and other current assets	207,736

Total current assets	447,330

Restricted cash	1,804,969

Property and equipment:
Land and improvements	7,550,827
Building and improvements	36,817,174
Furniture, fixtures, and equipment	12,405,317

Total property and equipment	56,773,318
Less accumulated depreciation	(14,775,833)

Property and equipment, net	41,997,485

Other assets:
Loan fees, net of accumulated amortization of $370,225	16,071
Other	7,390

Total other assets, net	23,461

Total assets	$44,273,245

Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,069,258
Due to affiliates	554,375
Current portion of long-term obligations	1,121,590

Total current liabilities	2,745,223

Long-term obligations, less current portion	44,125,905

Total liabilities	46,871,128
Owner’s deficit	(2,597,883)

Total liabilities and owner’s deficit	$44,273,245

See accompanying notes to combined financial statements.

HILTON GARDEN INN GROUP

Combined Statement of Operations

Year ended December 31, 2004

2004
Revenues:
Room	$17,192,298
Telephone	191,151
Food and beverage	546,912
Rentals and meeting rooms	310,292
Other income	24,850

Total revenues	18,265,503

Costs and expenses:
Room (including payroll reimbursements of $3,404,347 paid to affiliates)	5,005,704
Depreciation and amortization	2,408,539
Telephone	156,515
Food and beverage (including payroll reimbursements of $181,233 paid to affiliates)	378,838
Rentals and other expenses	154,861
General and administrative (including payroll reimbursements of $406,757 paid to affiliates)	1,332,288
Marketing (including payroll reimbursements of $492,194 paid to affiliates)	1,376,268
Property maintenance (including payroll reimbursements of $459,744 paid to affiliates)	782,059
Utilities	691,536
Franchise and management fees (including amounts paid to affiliates of $694,230)	1,728,425
Property taxes	696,466
Insurance	401,546
Business taxes	50,670

Total costs and expenses	15,163,715

Income before other expense	3,101,788

Other expense:
Interest expense	2,407,541

Total other expense	2,407,541

Net income	$694,247

See accompanying notes to combined financial statements.

HILTON GARDEN INN GROUP

Combined Statement of Owner’s Deficit

Year ended December 31, 2004

Larkspur Hospitality GC, LLC
Balance, December 31, 2003	$(1,694,921)
Distributions	(1,597,209)
Net income	694,247

Balance, December 31, 2004	$(2,597,883)

See accompanying notes to combined financial statements.

HILTON GARDEN INN GROUP

Combined Statement of Cash Flows

Year ended December 31, 2004

2004
Cash flows from operating activities:
Net income	$694,247
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,393,886
Amortization of loan fees and franchise fees	207,814
Changes in certain operating assets and liabilities:
Accounts receivable, net	(3,677)
Due from affiliates	40,754
Prepaid expenses and other current assets	48,547
Accounts payable and accrued liabilities	(64,534)

Net cash provided by operating activities	3,317,037

Cash flows from investing activities:
Additions to property and equipment	(344,362)

Net cash used in investing activities	(344,362)

Cash flows from financing activities:
Payments on long term obligations	(1,050,998)
Distributions to owner	(1,597,209)
Increase in restricted cash, net	(312,603)

Net cash used in financing activities	(2,960,810)

Net (decrease) increase in cash and cash equivalents	11,865
Cash and cash equivalents, beginning of year	48,791

Cash and cash equivalents, end of year	$60,656

See accompanying notes to combined financial statements.

HILTON GARDEN INN GROUP

Notes to Combined Financial Statements

(1)	Organization

The Group is comprised of five hotel properties (collectively, the “Hotels”). The Hotels are located within the states of California and Washington.

The entities owning the Hotels were all owned by Larkspur Hospitality GC, LLC, whose sole member was Larkspur Hospitality Development and Management Company, LLC (“LHDMC”). LHDMC provided management services to all five of the hotels.

On November 30, 2005, an affiliate of Apple REIT Six, Inc. acquired four of the Hotels. The fifth hotel, the Hilton Garden Inn in South San Francisco, is under contract to be acquired by an affiliate of Apple REIT Six, Inc. pending the completion of a subdivision of the parcel containing the Hotel and an adjacent property.

The accompanying combined financial statements have been prepared for purposes of enabling Apple REIT Six, Inc. to comply with certain requirements of the Securities and Exchange Commission.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Combination

The combined financial statements include the accounts of the following Hotel properties:

Folsom Hilton Garden Inn

Milpitas Hilton Garden Inn

Renton Hilton Garden Inn

Roseville Hilton Garden Inn

South San Francisco Hilton Garden Inn

The Hotels were all under common ownership and control. All significant intercompany transactions and accounts have been eliminated in the combination.

(b)	Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash held in financial institutions, and other highly liquid short term investments with original maturities of three months or less when purchased.

(d)	Restricted Cash

Pursuant to note agreements, certain Hotel properties are required to maintain cash reserves for taxes, insurance, and the replacement of and additions to furniture, fixtures, and equipment. The unexpended reserve, classified as restricted cash, totaled $1,804,969 as of December 31, 2004.

HILTON GARDEN INN GROUP

Notes to Combined Financial Statements—(Continued)

(e)	Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis over the following estimated useful lives:

Building and improvements	40 years
Furniture, fixtures, and equipment	3 to 7 years

Furniture, fixtures, and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists primarily of china, glassware, silverware, pots and pans, and linen and is depreciated over three years.

Repairs and maintenance are charged to expense as incurred.

Costs directly associated with the acquisition, development, and construction of the Hotel properties are capitalized. Such costs include interest, property taxes, insurance, preacquisition expenditures, and other direct costs incurred during the construction period.

The Group records impairment losses on property and equipment according to the provisions of statement of Financial Accounting Standards SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Whenever events or circumstances indicate that the carrying amount of property or equipment may not be fully recoverable, the carrying amount will be evaluated for impairment. When the undiscounted cash flows estimated to be generated by such property and equipment (excluding interest) are less than its carrying amount, it is considered impaired and the related carrying value of the property and equipment is adjusted to its estimated fair value. Long-lived assets that are held for disposal are reported at the lower of the assets’ carrying amount or estimated fair value less estimated costs of disposal. The estimation of fair value is inherently uncertain and relies on assumptions regarding current and future economics, market conditions, and the availability of capital. The management of the Group believes that there has been no impairment of the carrying value of its property and equipment assets as of December 31, 2004.

(f)	Other Assets

Other assets consist primarily of loan fees and license agreements which are being amortized on a straight line basis over the life of the related loan or license agreement. The straight line basis approximates the effective interest method of amortization for loan fees.

(g)	Income Taxes

No federal or state income taxes are payable by the Hotels in the Group or their limited liability company ownership entities, and therefore, no tax provision has been reflected in the accompanying financial statements. State of California minimum taxes on limited liability companies are included in business taxes in the accompanying statement of operations. Any federal or state income taxes due are the responsibility of the members of the ownership entities.

(h)	Fair Value of Financial Instruments

For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relatively short-term nature of these instruments.

HILTON GARDEN INN GROUP

Notes to Combined Financial Statements—(Continued)

The fair value of the Group’s long-term obligations are estimated based on the current rates available to the Group for instruments of the same remaining maturities and terms. The estimated fair value of the Group’s long term obligations as of December 31, 2004 is $45,247,495. Management believes that the interest rates on the Group’s existing debt instruments approximate the rates it could obtain on a current basis. The fair value amount does not necessarily represent the amount that would be required to satisfy the debt obligation.

(i)	Revenue Recognition

Revenue is recognized as earned which generally occurs daily based upon room rentals and as other services are provided.

(k)	Transactions with Affiliate

For Hotels located in California, services have been provided to guests by Larkspur Hospitality Food and Beverage, LLC (“BEVCO”), an affiliated uncombined entity. Under the terms of a concession agreement between BEVCO and each of the respective Hotel entities, there was no fee paid between the BEVCO and any of the Hotel entities for the year ended December 31, 2004.

In addition, each Hotel is party to a management agreement with an affiliated management company, LHDMC under which management fees are payable and reimbursement of expenses may be paid to LHDMC or its affiliates as permitted under each management agreement. Fees and payroll reimbursements earned and paid under these arrangements totaled $694,230 and $4,944,275 for the year ended December 31, 2004, respectively.

(3)	Franchise and License Agreements

Each of the Hotels has a license agreement with Hilton Inns, Inc. (“Hilton”), a Delaware corporation, to operate each Hotel under the name Hilton Garden Inn. The license agreements have 20 year terms. The Hotels paid total initial fees of $79,300 to acquire the license agreements, which have been capitalized as other assets. The license agreements entitle Hilton to a monthly percentage fee equal to 3% of gross room revenues, as defined, for the first year of operations, 4% for the second year, and 5% thereafter. The license fee payments totaled $859,862 for the year ended December 31, 2004.

The license agreements also require payment to Hilton of monthly advertising fees equal to 1% of gross room revenues and monthly reservation fees equal to 1.7% plus a base fee based on the number of rooms at the Hotel. Advertising fees paid to Hilton, included in franchise fees in the accompanying combined statements of operations, totaled $174,334 for the year ended December 31, 2004. Reservation fees paid to Hilton, included in rooms expense, totaled $367,951 for the year ended December 31, 2004.

HILTON GARDEN INN GROUP

Notes to Combined Financial Statements—(Continued)

(4)	Long-Term Obligations

Long-term obligations consist of the following as of December 31, 2004:

2004
Notes payable under master note agreement:
Principal and interest payable monthly through January 1, 2006, with one year extension option; interest at LIBOR plus 3.3% (5.6125% at December 31, 2004)	$45,206,295

Assessment bonds payable semiannually, interest ranging from 5% to 9%	41,200

45,247,495
Less current portion	(1,121,590)

$44,125,905

At December 31, 2004 the amounts due under the Master Note agreement totaled $84,403,939, including $45,206,295 allocable to the Group. The Master Note agreement contained cross collateralization provisions covering the assets of the Group and of other affiliates of LHDMC. All borrowing entities were jointly and severally liable for all amounts due. Following the sale of Group properties, the Master note was repaid in full.

Long term obligation maturities as of December 31, 2004 are as follows:

	Notes payable	Assessment fees	Total
2005	$1,118,313	3,277	1,121,590
2006	44,087,982	3,544	44,091,526
2007		3,833	3,833
2008		4,147	4,147
2009		4,486	4,486
Thereafter		21,913	21,913

	$45,206,295	41,200	45,247,495

(5)	Commitments and Contingencies

(a)	Environmental Matters

The Group follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Group is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Group’s business, assets, or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Group’s results of operations and cash flow.

(b)	General Uninsured Losses

The Group is covered by commercial liability, fire, and extended coverage with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar

HILTON GARDEN INN GROUP

Notes to Combined Financial Statements—(Continued)

properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the Hotel properties are located in areas that are subject to earthquake activity and floods. Should a Hotel sustain damage as a result of an earthquake, or flood, the Group may incur losses due to insurance deductibles, co-payments on insured losses, or uninsured losses. In addition, although the Group’s existing policies of insurance covering property damage do not exclude coverage for acts of terrorism, it is possible that such an exclusion could be imposed by an insurance carrier upon future policy renewal, in which case any losses from acts of terrorism might be uninsured. Earthquakes and floods as the result of an act of terrorism are not insured losses. Should an uninsured loss occur, the Group could lose some or all of its capital investment, cash flow, and anticipated profits related to one or more of the Hotel properties.

(c)	Litigation

Certain claims and lawsuits have arisen against the Group in its normal course of business. The Group believes that such claims and lawsuits will not have a material adverse effect on the Group’s financial position, cash flow, or results of operations.

Independent Auditor’s Report

To the Partners of

Florida Capital Hotel Partners (Dallas), Ltd.:

We have audited the accompanying balance sheet of Florida Capital Hotel Partners (Dallas), Ltd. as of December 31, 2004, and the related statements of operations, partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Capital Hotel Partners (Dallas), Ltd. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    Tedder, James, Worden & Associates, P.A.

Orlando, Florida

November 18, 2005

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Balance Sheet

December 31, 2004

Assets
Property and equipment, net	$12,746,550
Cash and cash equivalents	91,899
Restricted cash	505,166
Accounts receivable	53,608
Prepaid expenses and other assets	5,229
Deferred loan costs, less accumulated amortization of $399,507	283,685
Franchise fee, less accumulated amortization of $6,984	97,316

Total assets	$13,783,453

Liabilities and Partners’ Capital
Notes payable	$9,432,058
Promissory notes payable—related party	490,000
Accounts payable and other accrued expenses	163,533
Accrued real estate taxes	243,888
Accrued interest	33,604
Due to related parties	191,303
Advances from related party	94,511

Total liabilities	10,648,897

Partners’ capital	3,134,556

Total liabilities and partners’ capital	$13,783,453

See the accompanying notes to financial statements.

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Statement of Operations

For the year ended December 31, 2004

Revenues:
Rooms	$2,870,738
Other	224,642

Total revenues	3,095,380

Operating costs and expenses:
Rooms	634,866
Selling, general, and administrative	1,036,162
Property operations and maintenance	486,858
Depreciation	826,509
Franchise fees	227,812
Management fees	77,382
Other	168,807

Total operating costs and expenses	3,458,396

Loss from operations	(363,016)

Other income (expense):
Interest income	5,232
Interest expense	(439,747)
Amortization	(204,188)

Total other expense	(638,703)

Net loss	$(1,001,719)

See the accompanying notes to financial statements.

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Statement of Partners’ Capital

For the year ended December 31, 2004

	General Partner	Limited Partners	Total
Balance, December 31, 2003 as previously reported—income tax basis	$(6,673)	4,815,371	4,808,698
GAAP basis adjustments (Note 2)	—	(672,423)	(672,423)

Balance, January 1, 2004 as restated	(6,673)	4,142,948	4,136,275

Net loss	(100,172)	(901,547)	(1,001,719)

Balance, December 31, 2004	$(106,845)	3,241,401	3,134,556

See the accompanying notes to financial statements.

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Statement of Cash Flows

For the year ended December 31, 2004

Cash flows from operating activities:
Net loss	$(1,001,719)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	826,509
Amortization	204,188
(Increase) decrease in assets:
Accounts receivable	26,857
Prepaid expenses and other assets	(5,229)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(7,973)
Accrued real estate taxes	(108,531)
Accrued interest	14,205

Net cash used in operating activities	(51,693)

Cash flows from investing activities:
Additions to property and equipment	(434,167)
Payment of franchise fees	(59,600)
Increase in restricted cash	(4,779)

Net cash used in investing activities	(498,546)

Cash flows from financing activities:
Repayments of note payable	(228,214)
Due to related parties	70,000
Proceeds from note payable—related parties	665,000
Repayments of note payable—related party	(175,000)

Net cash provided by financing activities	331,786

Net decrease in cash and cash equivalents	(218,453)

Cash and cash equivalents at beginning of year	310,352

Cash and cash equivalents at end of year	$91,899

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$425,542

Supplemental schedule of non-cash financing activities:
Deferred loan costs included in due to related parties	$94,515

See the accompanying notes to financial statements.

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Notes to Financial Statements

December 31, 2004

(1)	Organization, Nature of Business, and Summary of Significant Accounting Policies

(a)	Organization and Nature of Business

Florida Capital Hotel Partners (Dallas), Ltd. (the “Partnership”) is a limited partnership organized under the laws of the State of Florida, pursuant to a Limited Partnership Agreement dated November 9, 1999, as amended on September 1, 2001 for the purposes of admitting additional Limited Partners to the Partnership. The Partnership was formed to acquire and operate a 149-room hotel located in Dallas, Texas. The hotel was acquired on November 19, 2001. The Partnership has been granted a franchise right from a third party to operate the hotel under the name AmeriSuites. The Partnership terminates in December 2030, unless terminated earlier in accordance with the Limited Partnership Agreement. Under the terms of the Partnership’s private placement memorandum, the maximum 67.5 Limited Partnership Units ($6,750,000) were sold.

FCLC Hotel Dallas, Inc. is the General Partner of the Partnership and, as such, has broad powers and responsibilities to manage the day-to-day operations of the Partnership. Major decisions, including, but not limited to, the sale of the hotel and assignment of the Partnership’s assets, require prior consent of 67% of the Limited Partners’ ownership interest.

(b)	Revenue Recognition

The Partnership’s hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, valet parking, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized when rooms are occupied and services have been provided. The impact of customer incentive discounts and rebate programs are recognized as a reduction of revenue as incurred.

(c)	Cash and Cash Equivalents

The Partnership considers cash on hand, deposits in banks, and short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents.

(d)	Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Additions, improvements, and expenditures for repairs that extend the lives of the assets are capitalized. Other expenditures for repairs and maintenance are charged to expense as incurred. Cost and accumulated depreciation applicable to items replaced or retired are removed from the related accounts, and gain or loss on the disposition thereof is included in income.

Depreciation is computed under the straight-line method using the following estimated useful lives:

Hotel building	40 years
Land improvements	20 years
Furniture and fixtures	5 years
Hotel and computer equipment	5 years
Automobile	5 years

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Notes to Financial Statements—(Continued)

(e)	Impairment of Long-Lived Assets

Management periodically evaluates long-lived assets for potential impairment and will record an impairment charge whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. As of December 31, 2004, management does not believe that any assets are impaired.

(f)	Deferred Loan Costs

Deferred loan costs represent costs incurred to obtain financing. The costs are capitalized and amortized on a straight-line basis over the remaining life of the loan.

(g)	Franchise Fee

Franchise fee represents the initial costs incurred to acquire the Partnership’s franchise right. The costs are capitalized and amortized over the initial twenty-year term of the franchise agreement using the straight-line method.

(h)	Income Taxes

The Partnership is classified as a partnership for income tax purposes and, accordingly, any liability for income taxes is that of the partners rather than that of the Partnership.

(i)	Advertising

All costs associated with advertising and promoting the property are expensed in the year incurred. Advertising expense totaled approximately $160,000 during the year ended December 31, 2004.

(j)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k)	Concentration of Credit Risk

Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash and accounts receivable. The Partnership places its cash with high credit quality financial institutions. At various times throughout fiscal 2004 and at December 31, 2004, cash balances held at some financial institutions were in excess of federally insured limits. The Partnership performs ongoing credit evaluation of its customers to help reduce credit risk.

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Notes to Financial Statements—(Continued)

(2)	Prior Period Adjustment

The Partnership’s December 31, 2004 financial statements were previously prepared on the accounting basis used for income tax purposes, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America (“GAAP”). The following adjustments were made to partners’ capital as of December 31, 2003 to conform the financial statements to GAAP:

Expense organization and syndication costs	$(987,417)
Depreciation of property and equipment	688,054
Vacation pay accrual	(9,514)
Property tax accrual	(352,491)
Amortization of loan costs	(11,055)

$(672,423)

(3)	Property and Equipment

Property and equipment at December 31, 2004 consisted of the following:

Land	$658,161
Hotel building	11,898,780
Furniture and fixtures	2,537,938
Hotel and computer equipment	124,595
Land improvements	23,023
Automobile	22,551

15,265,048
Less accumulated depreciation	(2,518,498)

$12,746,550

(4)	Note Payable

On November 19, 2001, the Partnership obtained a 60-month $10,100,000 bank note (the “Note”). At December 31, 2004, $9,432,058 was outstanding on the Note, which is payable in monthly principal and interest installments at the LIBOR rate plus 3% (5.4% at December 31, 2004) based upon a 300-month amortization period. The Note is due in November 2006 and is collateralized by substantially all of the assets of the hotel property and equipment, as well as income of the Partnership. The Note also contains certain covenants which relate primarily to administrative requirements. Costs paid by the Partnership in connection with the Note have been capitalized in the amount of approximately $491,890 and are being amortized over the term of the Note.

The bank note payable is guaranteed by certain shareholders and officers of Florida Capital Land Corporation (“FCLC”) a company in which a shareholder and officer is a general partner of the Partnership and principal shareholders of the General Partner (see Note 6).

The maturities of the note payable subsequent to December 31, 2004 are as follows:

2005	$253,156
2006	9,178,902

$9,432,058

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Notes to Financial Statements—(Continued)

The note requires that at least $500,000 of loan proceeds be deposited into an interest bearing account with the lender as a reserve for interest. At December 31, 2004, the balance in the interest reserve was $505,166 and is recorded as restricted cash in the accompanying financial statements.

(5)	Allocations and Distributions

The Limited Partnership Agreement provides for certain preferred cumulative returns and net cash flow distributions. Quarterly net cash flow distributions, if any, will be paid first to the Limited Partners until the Limited Partners have received an amount equal to the greater of 90% of Net Cash Flow or their 9% Preferred Cash Returns on their unreturned capital. Then the remaining Net Cash Flow shall be distributed to the General Partner.

Partnership income and loss (except for certain interest earned on their invested capital while in escrow which is allocated 100% to the Limited Partners) is allocated first to the Limited Partners in an amount equal to the ratio of total Net Cash Flow, as defined, paid during the year to the Limited Partners to total Net Cash Flow paid to all partners during the year, and the balance, if any, to the General Partner in an amount equal to the ratio of total Net Cash Flow paid during the year to the General Partners to total Net Cash Flow paid to all partners during the year. If no net Cash Flow is paid to partners during the year, then Net Income and Net Loss shall be allocated 90% to the Limited Partners and 10% to the General Partner.

Gains from the sale of assets will be allocated as follows: (1) 100% to Partners having negative capital balances, until their capital account equals zero; (2) 100% to the Limited Partners until the positive capital balance equals their original capital contribution; (3) 100% to the Limited Partners until their capital account equals their original capital contribution plus all accrued but unpaid 9% preferred return; (4) 100% to the General Partner until the positive capital balance equals the original capital contribution; and (5) then 25% to the General Partner and 75% to the Limited Partners. Any losses from the sale of assets will be allocated as follows: first to the Partners with positive capital balances, and then 100% to the General Partner.

After the Limited Partners receive their respective distributions of net sales proceeds from a sale of assets equal to the greater of 90% of Net Cash Flow or their 9% Preferred Cash Return on their respective outstanding capital balances, then the remaining net sales proceeds shall be distributed 100% to the Limited Partners until their outstanding capital has been returned and then 100% to the General Partner until its capital has been returned, and thereafter 25% to the General Partner and 75% to the Limited Partners.

(6)	Commitments and Related-Party Transactions

During 2004, FCLC provided advances to the Partnership of approximately $70,000. The advances accrue interest at 8%. At December 31, 2004, approximately $7,000 was included in accrued interest in the accompanying financial statements related to these advances. During 2004, no amounts were paid on the advances. At December 31, 2004, approximately $94,500 is outstanding on these advances and is included in due to related parties in the accompanying financial statements. Also during 2004, the Partnership obtained a promissory note payable from FCLC for $175,000. The unsecured promissory note bore interest at 5% and was fully repaid during April 2004.

During 2004, the Partnership obtained three unsecured promissory notes payable from Florida Capital Hotels 2003, Ltd. (“Hotels 2003”), totaling $490,000. These unsecured promissory notes bear interest at 8% and mature at various times ranging from June 2005 to December 2005. At December 31, 2004, $490,000 was outstanding on the promissory notes and approximately $7,000 was included in accrued interest in the

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Notes to Financial Statements—(Continued)

accompanying financial statements related to the promissory notes. During 2004, no amounts were paid on the unsecured promissory notes. Shareholders of the General Partner of Hotels 2003 are also shareholders in the General Partner of the Partnership.

In connection with the guarantee of the bank note payable (see Note 4), the Partnership pays an annual guarantee fee to certain shareholders and officers of FCLC and principal shareholders of the General Partner equal to 1% of the outstanding balance of the bank note payable. The guarantee fee is due and payable commencing on the first day of the bank note payable and each anniversary date thereafter for so long as the bank note payable requires a guarantee. For the year ended December 31, 2004, the guarantee fee of $94,515 has been accrued in due to related parties and capitalized as deferred loan costs in the accompanying balance sheet. In addition, amortization expense of approximately $11,000 has been included in the accompanying statement of operations. In addition, approximately $86,000 has been included in the accompanying statement of operations for the amortization of a similar guarantee fee incurred in November 2003.

In connection with the management of the hotel, the general partner is eligible to receive a monthly asset management fee of 2.5% of room revenue. For the year ended December 31, 2004 and all prior years, this fee has not been accrued as this fee is contingent on the Limited Partners receiving their cumulative preferred return, which was not achieved in 2004.

In connection with the management of the hotel, the general partner is eligible to receive an annual investor administration fee of 0.5% of offering proceeds. For the year ended December 31, 2004 and all prior years, this fee has not been accrued as this fee is contingent on the Limited Partners receiving their cumulative preferred return, which was not achieved in 2004.

In July 2003, the Partnership entered into a property management agreement with Interstate Management Company, L.L.C. (“Interstate”). Interstate manages the operations of the hotel and receives the following consideration: (i) a base management fee of 2.5% of total revenues (as defined); (ii) an incentive management fee of 10% of the difference between house profit (as defined) in the current year and the prior year; and (iii) an accounting fee of $1,200 per month. The agreement terminates on July 31, 2005 and allows for automatic renewal periods of one year unless either Interstate or the Partnership provides written notice of termination 60 days prior to the end of the term.

The AmeriSuites Franchising, Inc. (“AmeriSuites” or “Franchisor”) franchise agreement required the Partnership to pay an initial franchise fee of $44,700 to the Franchisor plus the following percentages of monthly gross room sales: 5% Continuing Royalty Fee, 2% Marketing Contribution Fee and 1.5% Reservation System Fee. Gross room sales includes all revenues attributable to rentals of guest rooms at the hotel. However, the Continuing Royalty Fee for the initial year has been reduced to 3%, for the second year has been reduced to 3.5%, for the third year has been reduced to 4%, and for the fourth through eighth years of the franchise agreement has been reduced to 4.5%. The initial 20-year term of the franchise agreement commenced when the Hotel was acquired (November 2001) and ends in November 2021. The franchise agreement can be renewed for another 10-year term by the Partnership subject to payment to the Franchisor of a renewal fee of 50% of the then-current initial franchise fee imposed by the Franchisor for similar franchised territories; provided, however, that the renewal fee will not exceed the initial franchise fee paid by the Partnership.

During 2004, the Partnership filed a franchise application with Marriott International, Inc. to change the name under which the hotel is operated. Costs related to this application totaled $59,600 and have been capitalized as franchise fees in the accompanying balance sheet. The fee is completely refundable to the Partnership if the application is not approved (see Note 6).

FLORIDA CAPITAL HOTEL PARTNERS (DALLAS), LTD.

Notes to Financial Statements—(Continued)

In connection with the acquisition of the hotel in 2001, the Partnership assumed a noncancellable operating lease for a parking garage in the vicinity of the hotel. The operating lease originally commenced on May 1, 1997 for 36 months and was extended on January 1, 1998 for an additional 36 months. On January 1 of each year, the operating lease is extended an additional year unless notice is received by either party to prevent the annual extension. The operating lease calls for monthly payments of $9,688 which shall be increased each January for the percent increase in the Consumer Price Index over the preceding year, if any.

Future minimum rental payments under this operating lease are as follows:

Year ending December 31,
2005	$131,688
2006	131,688
2007	131,688

$395,064

Total rent expense under this noncancellable operating lease amounted to approximately $132,900 during the year ended December 31, 2004.

(7)	Subsequent Events

(a)	Legal Settlement

On March 15, 2005, the Partnership executed a settlement agreement with Prime Hospitality Corp. (“Prime”), the former property management company, and AmeriSuites Franchising, LLC (“AmeriSuites LLC”) that resolved claims made by the Partnership against Prime and AmeriSuites LLC for among other things, breach of contract and breach of fiduciary duties, and counterclaims made by Prime and AmeriSuites LLC against the Partnership. All parties disputed the claims. Under the terms of the settlement agreement, the parties agreed to the following: (1) the Partnership shall have the right to terminate its franchise agreement with AmeriSuites LLC upon sixty days notice, (2) the termination fees under the franchise agreement have been adjusted from 36 months of franchise fees to $100,000, (3) the $1,000,000 early termination penalty in the event of termination within six years of the date of purchase was released and waived by Prime, and (4) all parties agreed to release and dismiss all pending legal actions and all claims against each other.

(b)	Franchise Agreement

Effective September 28, 2005, the Partnership executed a franchise agreement with Marriott International, Inc. (“Marriott”) for an initial term of twenty years. As a result of the franchise agreement, the Partnership is required to pay Marriott a continuing royalty fee, marketing fee, reservation system fees, property management system fee and pre-opening fees as defined in the franchise agreement. As discussed in Note 6, the Partnership paid an application fee of $59,600 to Marriott during 2004 which will be expensed over the initial term of the franchise agreement, beginning in 2005.

(c)	Sale of Hotel Property

On October 10, 2005, the Partnership signed a purchase contract with Apple Six Hospitality Texas, LP, a Texas limited partnership, to sell its hotel property and equipment for $19,500,000, pursuant to the terms and conditions of the purchase contract.

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

BALANCE SHEET (Unaudited)

ASSETS	As of September 30, 2005	As of December 31, 2004

INVESTMENT IN HOTEL PROPERTY:
Land	$1,306,498	$1,306,498
Construction in Progress	6,370,834	2,450,512
Furnishings and Equipment	913,649	15,494

TOTAL INVESTMENT IN HOTEL PROPERTY	8,590,981	3,772,504

Cash	982	60,974
Prepaids and Other	1,640	471
Due from Affiliates	—	1,000
Franchise Fees	50,000	50,000

	52,622	112,445

TOTAL ASSETS	$8,643,603	$3,884,949

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Mortgage Payable	$8,591,769	$2,924,676
Accounts Payable	49,422	885,122
Accrued Liabilities	—	23,905
Due to Affiliates	1,412	50,246

TOTAL LIABILITIES	8,642,603	3,883,949
PARTNERS’ CAPITAL	1,000	1,000

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$8,643,603	$3,884,949

See also the audited financial statements included herein

LAREDO, TEXAS—MARRIOTT RESIDENCE INN HOTEL

STATEMENT OF CASH FLOWS (Unaudited)

FOR THE NINE MONTHS ENDED

	September 30, 2005	September 30, 2004
CASH FLOWS TO INVESTING ACTIVITIES
Purchase of Hotel Property	$(5,678,251)	$(1,530,049)

NET CASH FLOWS TO INVESTING ACTIVITIES	(5,678,251)	(1,530,049)

CASH FLOWS FROM FINANCING ACTIVITIES
Mortgage Loan Proceeds	5,667,093	745,000
Owner Contributions	—	1,000
Increase (Decrease) in Affiliate Loans, Net	(48,834)	785,126

NET CASH FLOWS FROM FINANCING ACTIVITIES	5,618,259	1,531,126

NET INCREASE (DECREASE) IN CASH	(59,992)	1,077
CASH, BEGINNING OF YEAR	60,974	—

CASH, END OF YEAR	$982	$1,077

See also audited financial statements included herein

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

BALANCE SHEET (Unaudited)

ASSETS	As of September 30, 2005	As of December 31, 2004

INVESTMENT IN HOTEL PROPERTY:
Land	$1,093,232	$1,093,232
Construction in Progress	5,360,866	595,658
Furnishings and Equipment	400,155	—

TOTAL INVESTMENT IN HOTEL PROPERTY	6,854,253	1,688,890

Cash and Cash Equivalents	107,096	792
Due from Affiliates	3,805	2,387
Franchise Fees	25,000	25,000

	135,901	28,179

TOTAL ASSETS	$6,990,154	$1,717,069

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Mortgage Payable	$6,798,706	$1,446,522
Accounts Payable	125,000	256,047
Accrued Liabilities	25,088	3,837
Due to Affiliates	45,093	13,397

TOTAL LIABILITIES	6,993,887	1,719,803
PARTNERS’ CAPITAL	(3,733)	(2,734)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$6,990,154	$1,717,069

See also the audited financial statements included herein

LAREDO, TEXAS—HILTON HOMEWOOD SUITES HOTEL

STATEMENT OF CASH FLOWS (Unaudited)

FOR THE NINE MONTHS ENDED

September 30, 2005
CASH FLOWS TO INVESTING ACTIVITIES
Purchase of Hotel Property	$(5,276,577)

NET CASH FLOWS TO INVESTING ACTIVITIES	(5,276,577)

CASH FLOWS FROM FINANCING ACTIVITIES
Mortgage Loan Proceeds	5,352,184
Owner Distributions	(999)
Increase in Affiliate Loans, Net	31,696

NET CASH FLOWS FROM FINANCING ACTIVITIES	5,382,881

NET INCREASE IN CASH	106,304
CASH, BEGINNING OF YEAR	792

CASH, END OF YEAR	$107,096

Entity owning property was formed in November 2004.

See also the audited financial statements included herein

Hilton Acquisition Hotels—Fort Worth and Nashville

Combined Balance Sheet (Unaudited)

	March 31, 2005	December 31, 2004
Assets
Investment in hotels, net of accumulated depreciation of $4,773,988 and $4,605,044	$16,950,180	$16,974,762
Cash	108,986	113,901
Accounts receivable—trade, net of allowance	106,873	68,686
Other assets	676	20,527

Total assets	$17,166,715	$17,177,876

Liabilities And Equity
Liabilities:
Accounts payable and accrued expenses	$340,318	$568,852
Due to affiliates	14,115,836	14,107,242

Total liabilities	14,456,154	14,676,094

Commitments and Subsequent Event	—	—

Equity	2,710,561	2,501,782

Total liabilities and equity	$17,166,715	$17,177,876

See also the audited financial statements included herein

Hilton Acquisition Hotels—Fort Worth and Nashville

Combined Statement of Income (Unaudited)

For the three months ended,	March 31, 2005	March 31, 2004
Revenues
Suites	$1,409,948	$1,421,336
Other	69,375	69,519

Total revenues	1,479,323	1,490,855

Expenses
Operating	606,366	591,614
Hotel administration	44,164	35,607
Sales and marketing	97,512	98,780
Utilities	82,061	74,178
Repairs and maintenance	54,843	47,688
Management fees	44,415	44,725
Taxes, insurance and other	115,840	149,342
General and administrative	56,398	56,853
Depreciation	168,944	245,577

Total expenses	1,270,543	1,344,364

Net Income	$208,780	$146,491

See also the audited financial statements included herein

Hilton Acquisition Hotels—Fort Worth and Nashville

Combined Statement of Cash Flows (Unaudited)

For the three months ended,	March 31, 2005	March 31, 2004
Cash Flows From Operating Activities
Net income	$208,780	$146,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	168,944	245,577
(Increase) decrease in operating assets:
Accounts receivable—trade	(38,187)	(42,727)
Other assets	19,851	29,146
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses and other liabilities	(228,534)	(162,255)

Net cash provided by operating activities	130,854	216,232

Cash Flows From Investing Activities
Purchase of furniture, fixtures and equipment	(144,363)	(38,380)

Net cash used in investing activities	(144,363)	(38,380)

Cash Flows From Financing Activities
Due to affiliates	8,594	(172,089)

Net cash used in financing activities	8,594	(172,089)

Net decrease in cash	(4,915)	5,763

Cash, beginning of year	113,901	119,274

Cash, end of period	$108,986	$125,037

See also the audited financial statements included herein

TURF SARATOGA, LLC

Balance Sheet (Unaudited)

	As of September 30, 2005	As of December 31, 2004
Assets
Investment in hotel, net	$4,291,188	$4,431,916
Cash and cash equivalents	996,054	2,067,413
Accounts receivable, net	27,786	27,282
Other assets	331,082	176,681

Total assets	$5,646,110	$6,703,292

Liabilities and Members’ Capital

Liabilities:
Mortgage note payable	$9,665,139	$9,915,139
Accounts payable and accrued expenses	689,483	315,822

Total liabilities	10,354,622	10,230,961

Members’ capital:
Net members capital (deficit)	(4,708,512)	(3,527,669)

Total liabilities and members’ capital	$5,646,110	$6,703,292

See also the audited financial statements included herein

TURF SARATOGA, LLC

Statement of Operations (Unaudited)

For the Nine Months Ended

	September 30, 2005	September 30, 2004
Revenues:
Rooms	$3,058,720	$3,427,096
Food and beverage	183,303	179,590

Total revenues	3,242,023	3,606,686

Operating expenses:
Rooms	892,709	871,199
Food and beverage	160,708	142,279
Depreciation and amortization	187,906	341,100
Real estate taxes and insurance	157,476	161,798
Property operation, maintenance and energy costs	350,489	321,149
Management fees	100,800	100,800
General and administrative	352,909	320,883

Total operating expenses	2,202,997	2,259,208

Operating income	1,039,026	1,347,478

Other income (expense):
Interest expense	(295,021)	(368,990)
Miscellaneous income	29,773	31,094

Total other expense	(265,248)	(337,896)
Net income	$773,778	$1,009,582

See also the audited financial statements included herein

TURF SARATOGA, LLC

Statement of Cash Flows (Unaudited)

For the Nine Months Ended

	September 30, 2005	September 30, 2004
Cash flows from operating activities
Net income	$773,778	$1,009,582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	187,906	341,100
Changes in operating assets and liabilities:
Accounts receivable	(504)	(57,234)
Other assets	(186,454)	(64,871)
Accounts payable and accrued expenses	373,661	128,132

Net cash provided by operating activities	1,148,387	1,356,709

Cash flows from investing activities:
Disposal (purchases) of property and equipment	(15,125)	(142,071)
Advances to affiliate	(1,714,620)	(1,977,078)

Net cash used in investing activities	(1,729,745)	(2,119,149)

Cash flows from financing activities
Proceeds from refinancing mortgage note payable	—	10,000,000
Payments on mortgage notes payable	(250,000)	(6,774,629)
Distributions to members	(240,001)	(524,002)

Net cash provided by financing activities	(490,001)	2,701,369

Net increase in cash and cash equivalents	(1,071,359)	1,938,929
Cash and cash equivalents, beginning of year	2,067,413	194,524

Cash and cash equivalents, end of period	$996,054	$2,133,453

See also the audited financial statements included herein

HILTON GARDEN INN GROUP

Combined Balance Sheets (Unaudited)

	As of September 30, 2005	As of December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$338,548	$60,656
Accounts receivable, net	348,757	162,351

Due from affiliate	19,569	16,587
Prepaid expenses and other current assets	358,534	207,736

Total current assets	1,065,408	447,330

Restricted cash	2,418,911	1,804,969

Property and equipment:
Land and improvements	7,564,704	7,550,827
Building and improvements	37,022,600	36,817,174
Furniture, fixtures, and equipment	12,372,156	12,405,317

Total property and equipment	56,959,460	56,773,318
Less accumulated depreciation	(16,558,826)	(14,775,833)

Property and equipment, net	40,400,634	41,997,485

Other assets:
Loan fees, net	—	16,071
Other	6,443	7,390

Total other assets, net	6,443	23,461

Total assets	$43,891,396	$44,273,245

Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable and accrued liabilities	$2,334,998	$1,069,258
Due to affiliates	671,272	554,375
Current portion of long-term obligations	1,191,821	1,121,590

Total current liabilities	4,198,091	2,745,223

Long-term obligations, less current portion	43,224,765	44,125,905

Total liabilities	47,422,856	46,871,128
Owner’s deficit	(3,531,460)	(2,597,883)

Total liabilities and owner’s deficit	$43,891,396	$44,273,245

See also the audited financial statements included herein

HILTON GARDEN INN GROUP

Combined Statements of Operations (Unaudited)

For the Nine Months Ended

	September 30, 2005	September 30, 2004
Revenues:
Room	$14,583,105	$13,392,043
Telephone	96,753	155,097
Food and beverage	450,981	393,390
Rentals and meeting rooms	216,951	217,461
Other income	20,158	20,825

Total revenues	15,367,948	14,178,816

Costs and expenses:
Room	4,109,315	3,789,021
Telephone	92,664	122,796
Food and beverage	316,422	279,775
Rentals and other expenses	108,251	112,889
General and administrative	1,107,829	1,008,255
Marketing	1,252,652	995,725
Property maintenance	628,165	590,926
Utilities	555,923	522,767
Franchise and management fees	1,427,395	1,362,313
Property taxes	537,913	500,365
Insurance	225,397	294,637
Depreciation and amortization	1,782,993	1,797,265
Business taxes	41,808	35,898

Total costs and expenses	12,186,727	11,412,632

Income before other expense	3,181,221	2,766,184

Other expense:
Interest expense	2,180,290	1,747,656

Total other expense	2,180,290	1,747,656

Net income	$1,000,931	$1,018,528

See also the audited financial statements included herein

HILTON GARDEN INN GROUP

Combined Statements of Cash Flow (Unaudited)

For the Nine Months Ended

	September 30, 2005	September 30, 2004
Cash flows from operating activities:
Net income	$1,000,931	$1,018,528
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,782,993	1,797,265
Amortization of loan fees	16,962	154,077
Changes in certain operating assets and liabilities:
Accounts receivable, net	(186,406)	(264,920)
Due to affiliates	113,915	47,533
Prepaid expenses and other current assets	(151,677)	66,292
Accounts payable and accrued liabilities	1,265,740	335,738

Net cash provided by operating activities	3,842,458	3,154,513

Cash flows from investing activities:
Additions to property and equipment	(186,142)	(284,446)
(Increase) decrease in other assets	947	10,868

Net cash used in investing activities	(185,195)	(273,578)

Cash flows from financing activities:
Payments on notes payable	(830,909)	(781,557)
Distributions to owner, net	(1,934,520)	(1,607,969)
Increase in restricted cash, net	(613,942)	(363,150)

Net cash used in financing activities	(3,379,371)	(2,752,676)

Net increase in cash and cash equivalents	277,892	128,259

Cash and cash equivalents, beginning of year	60,656	48,791

Cash and cash equivalents, end of year	$338,548	$177,050

See also the audited financial statements included herein

Florida Capital Hotel Partners (Dallas), LTD.

Balance Sheets (Unaudited)

	September 30, 2005	December 31, 2004
Assets
Property and equipment, net	$13,232,317	$12,746,550
Cash and cash equivalents	232,075	91,899
Restricted cash	510,419	505,166
Accounts receivable	91,629	53,608
Prepaid expenses and other assets	24,444	5,229
Deferred loan costs, net	94,683	283,685
Franchise fee, net	95,640	97,316

Total assets	$14,281,207	$13,783,453

Liabilities and Partners’ Capital
Notes payabled	$9,253,623	$9,432,058
Promissory notes payable—related party	1,536,257	490,000
Accounts payable and other accrued expenses	302,556	163,533
Accrued real estate taxes	182,916	243,888
Accrued interest	33,604	33,604
Due to related parties	529,281	191,303
Advances from related party	454,768	94,511

Total liabilities	12,293,005	10,648,897
Partners' capital	1,988,202	3,134,556

Total liabilities and partners’ capital	$14,281,207	$13,783,453

See also the audited financial statements included herein

Florida Capital Hotel Partners (Dallas), LTD.

Statements of Operations (Unaudited)

For the Nine Months Ending

	September 30, 2005	September 30, 2004
Revenues:
Rooms	$2,219,966	$2,260,491
Other	153,126	172,688

Total revenues	2,373,092	2,433,179
Operating costs and expenses:
Rooms	609,688	593,598
Selling, general, and administrative	951,021	740,067
Property operations and maintenance	422,357	408,717
Depreciation	626,691	618,588
Franchise fees	211,340	184,118
Management fees	59,347	60,833

Total operating costs and expenses	2,880,444	2,605,921

Loss from operations	(507,352)	(172,742)
Other income (expense):
Interest income	6,055	3,687
Interest expense	(454,379)	(308,103)
Amortization	(190,678)	(153,078)

Total other expense	(639,002)	(457,494)

Net loss	$(1,146,354)	$(630,236)

See also the audited financial statements included herein

Florida Capital Hotel Partners (Dallas), LTD.

Statements of Cash Flows (Unaudited)

For the Nine Months Ending

	September 30, 2005	September 30, 2004
Cash flows from operating activities:
Net loss	$(1,146,354)	(630,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	626,691	618,588
Amortization	190,678	153,078
(Increase) decrease in assets:
Accounts receivable	(38,021)	(107,294)
Prepaid expenses and other assets	(19,215)	(3,160)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	139,023	311,150
Accrued real estate taxes	(60,972)	(169,503)

Net cash used in operating activities	(308,170)	172,623
Cash flows from investing activities:
Additions to property and equipment	(1,112,458)	(86,475)
Increase in restricted cash	(5,253)	(3,392)

Net cash used in investing activities	(1,117,711)	(89,867)
Cash flows from financing activities:
Repayments of note payable	(178,435)	(170,067)
Change in due to related party	337,978	40,000
Change in note payable—related parties	1,406,514	45,000

Net cash provided by financing activities	1,566,057	(85,067)

Net increase in cash and cash equivalents	140,176	(2,311)
Cash and cash equivalents at beginning of year	91,899	310,352

Cash and cash equivalents at end of year	$232,075	$308,041

See also the audited financial statements included herein

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2005 (unaudited)

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Six, Inc. ("AR6") gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Larkspur HGI Group Acquisition
Hilton Garden Inn	Folsom, CA	$18.0	November 30, 2005
Hilton Garden Inn	Milpitas, CA	18.6	November 30, 2005
Hilton Garden Inn	Renton, WA	16.1	November 30, 2005
Hilton Garden Inn	Roseville, CA	20.8	November 30, 2005
Hilton Garden Inn	San Francisco, CA	12.3	Pending

Blumberg Acquisitions
Fairfield Inn	Orange Park, FL	7.2	November 8, 2005
Courtyard	Valdosta, GA	8.3	October 3, 2005

Briad Acquisitions
Courtyard	Farmington, CT	16.3	October 20, 2005

Homewood Suites	Laredo, TX	10.5	November 30, 2005
Springhill Suites	Dallas, TX	19.5	December 9, 2005

	Total	$147.6

This pro forma Balance Sheet also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Inn Ventures, Inc, Larry Blumberg & Associates, Inc., White Lodging Services Corporation or Western International, Inc. under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of AR6 and the historical balance sheets of the hotels.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of AR6 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of September 30, 2005, nor does it purport to represent the future financial position of AR6.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with, and is qualified in its entirety by, the historical consolidated balance sheets of the acquired hotels included in this document.

Balance Sheet as of September 30, 2005 (unaudited)

(in thousands)

	Company Historical Balance Sheet	Laredo HWS	Larkspur HGI Group	Dallas Springhill Suites	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$551,266	$6,854	$40,401	$13,232	$151,070	(A)	$702,336
					(60,487	)(B)
Cash and cash equivalents	141,242	107	338	232	(131,919	)(C),(F)	10,000
Restricted cash-furniture, fixtures and equipment escrow	4,417	—	2,419	510	(2,929	)(C)	4,417
Other assets	13,030	29	733	308	(1,070	)(C)	13,030

Total Assets	$709,955	$6,990	$43,891	$14,282	$(45,335)		$729,783

LIABILITIES and SHAREHOLDERS' EQUITY
Liabilities
Mortgage notes payable	$43,875	$6,799	$44,417	$9,254	$(57,277	)(D)	$47,068
Accounts payable and accrued expenses	3,788	195	3,005	3,040	(5,619	)(D)	4,409

Total Liabilities	47,663	6,994	47,422	12,294	(62,896)		51,477
Shareholders' equity (deficit)	—	(4)	(3,531)	1,988	1,547	(E)	—
Class B Convertible Stock, no par value, authorized 240,000 shares	24	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	685,962	—	—	—	16,014	(F)	701,976
Distribution greater than net income	(23,694)	—	—	—	—		(23,694)

Total Shareholders' Equity	662,292	(4)	(3,531)	1,988	17,561		678,306

Total Liabilities and Shareholders' Equity	$709,955	$6,990	$43,891	$14,282	$(45,335)		$729,783

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the 10 properties, that have been, or will be, purchased after September 30, 2005, consists of the following. This purchase price allocation is preliminary and subject to change.

	Laredo HWS	Larkspur HGI	Blumberg 2 Hotels(G)	Briad 1 Hotel(G)	Dallas SHS	Total
Purchase price per contract	$10,500	$85,750	$15,505	$16,330	$19,500	$147,585
Other closing costs	61	72	53	263	84	$553
Acquisition fee payable to Apple Suites Realty Group (2%)	210	1,715	310	327	390	2,952

Investment in hotel properties	10,771	87,537	15,868	16,920	19,974	151,070	(A)
Net Other Assets/(Liabilities) assumed	2	(733)	(3,117)	(186)	220	(3,814)

Total purchase price	$10,773	$86,804	$12,751	$16,734	$20,194	$147,256	(F)

Less: Cash on hand to fund acquisitions						(141,242)
Plus: Working capital requirements						10,000

Equity Proceeds needed for acquisitions and working capital						$16,014	(F)

(B)	Represents elimination of historical net carrying value of real estate under prior owner.

(C)	Represents elimination of assets associated with prior owner.

(D)	Represents elimination of liabilities associated with prior owner.

(E)	Represents elimination of shareholders' equity associated with the prior owner.

(F)	Represents the reduction of cash and cash equivalents by the amount required to fund the two acquisitions.

(G)	The acquisition of these hotels occurred subsequent to September 30, 2005. Financial statements for these hotels were provided in Supplement No. 14 as part of a group of related hotels.

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2004 and the nine months ended September 30, 2005

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Six, Inc. ("AR6") gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Springhill Suites	Forth Worth, TX	$13.3	May 28, 2004
Courtyard	Myrtle Beach, SC	9.2	June 8, 2004
Marriott	Redmond, WA	64.0	July 7, 2004
Marriott	Boulder, CO	30.0	May 9, 2005
Residence Inn	Pittsburgh, PA	11.0	September 2, 2005
Residence Inn	Laredo, TX	11.5	September 12, 2005
Hilton Garden Inn	Saratoga Springs, NY	17.8	September 29, 2005
Springhill Suites	Dallas, TX	19.5	December 9, 2005
Homewood Suites	Laredo, TX	10.5	November 30, 2005

Stonebridge Portfolio (10 Hotels):
Hilton Garden Inn	Anchorage, AK	18.9	October 12, 2004
Homewood Suites	Anchorage, AK	13.2	October 12, 2004
Hilton Garden Inn	Arcadia, CA	12.0	October 12, 2004
Springhill Suites	Arcadia, CA	8.1	October 12, 2004
Hampton Inn & Suites	Glendale, CO	14.7	October 12, 2004
Hampton Inn	Lakewood, CO	10.6	October 12, 2004
Hilton Garden Inn	Lake Forest, CA	11.4	October 12, 2004
Hampton Inn	Phoenix, AZ	6.7	October 12, 2004
Hampton Inn	Anchorage, AK	11.5	March 14, 2005
Hampton Inn	Foothill Ranch, CA	7.4	April 21, 2005

Blumberg Acquisition (19 Hotels):
Courtyard	Dothan, AL	8.0	August 11, 2005
Courtyard	Panama City, FL	9.2	Pending
Courtyard	Pensacola, FL	11.4	August 25, 2005
Courtyard	Tuscaloosa, AL	7.6	August 25, 2005
Courtyard	Valdosta, GA	8.3	October 3, 2005
Courtyard	Albany, GA	8.6	June 24, 2005
Fairfield Inn	Birmingham, AL	2.2	August 25, 2005
Fairfield Inn	Huntsville, AL	5.0	September 30, 2005
Fairfield Inn	Orange Park, FL	7.2	November 8, 2005
Fairfield Inn	Pensacola, FL	4.9	August 25, 2005
Fairfield Inn	Tuscaloosa, AL	4.0	August 25, 2005
Hampton Inn & Suites	Dothan, AL	8.7	June 24, 2005
Hampton Inn & Suites	Pensacola, FL	9.3	July 22, 2005
Springhill Suites	Clearwater, FL	6.9	Pending
Springhill Suites	Montgomery, AL	6.8	September 30, 2005
Springhill Suites	Savannah, GA	5.4	September 30, 2005
Residence Inn	Lakeland, FL	9.9	June 24, 2005
Residence Inn	Huntsville, AL	8.3	June 24, 2005
Residence Inn	Columbus, GA	7.9	June 24, 2005

Western Acquisition (6 Hotels):
Springhill Suites	Tempe, AZ	8.1	June 30, 2005
Springhill Suites	Arlington, TX	7.5	June 30, 2005
Town Place Suites	Tempe, AZ	8.1	June 30, 2005
Town Place Suites	Arlington, TX	7.1	June 30, 2005
Town Place Suites	Las Colinas, TX	7.2	June 30, 2005
Residence Inn	Ft. Worth, TX	17.0	May 6, 2005

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date

Briad Acquisition (5 Hotels):
Homewood Suites	Wallingford, CT	12.7	July 8, 2005
Homewood Suites	Somerset, NJ	17.8	August 17, 2005
Residence Inn	Mt. Olive, NJ	12.1	September 15, 2005
Residence Inn	Rocky Hill, CT	12.1	August 1, 2005
Courtyard	Farmington, CT	16.3	October 20, 2005

Hilton Acquisition (2 Hotels):
Homewood Suites	Forth Worth, TX	9.1	May 24, 2005
Homewood Suites	Nashville, TN	8.1	May 24, 2005

Larkspur HGI Group Acquisition (5 Hotels):
Hilton Garden Inn	Roseville, CA	20.8	November 30, 2005
Hilton Garden Inn	Folsom, CA	18.0	November 30, 2005
Hilton Garden Inn	Milpitas, CA	18.6	November 30, 2005
Hilton Garden Inn	Renton, WA	16.1	November 30, 2005
Hilton Garden Inn	San Francisco, CA	12.3	Pending

	Total	$669.9

This pro forma Statement of Operations also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Marriott International, Inc., Stonebridge Realty Advisors, Inc., Larry Blumberg & Associates, Inc., Western International, Inc., White Lodging Services Corporation, Hilton Hotels Corporation, or Innventures, Inc. under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statement of Operations of AR6 and the historical Statement of Operations of the hotels.

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of AR6 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of January 1, 2004, nor does it purport to represent the future financial position of AR6.

The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with, and are qualified in their entirety by, the historical consolidated statement of operations of the acquired hotels included in this prospectus.

For the year ended December 31, 2004 (unaudited)

	Company Historical Statement of Operations (A)	Springhill Suites by Marriott Ft. Worth (A)	Courtyard by Marriott Myrtle Beach (A)	Marriott Town Center Redmond (A)	Stonebridge Portfolio (A)	Marriott Boulder (A)	Blumberg Acquisition (A)	Western Acquisition (A)	Pittsburgh Acquisition (A)	Hilton Acquisition (A)	Larkspur HGI Group Acquisition (A)	Hilton Garden Inn—Saratoga Springs, NY	Springhill Suites Dallas, TX	Pro forma Adjustments		Total Pro forma
Revenue:
Suite revenue	$12,092	$—	$877	$—	$22,495	$5,527	$25,623	$8,692	$3,190	$5,624	$17,192	$4,081	$2,871	$—		$108,264
Other operating revenue	2,343	—	73	—	1,293	1,957	833	220	—	284	1,074	234	225	—		8,536

Total revenue	14,435	—	950	—	23,788	7,484	26,456	8,912	3,190	5,908	18,266	4,315	3,096	—		116,800
Expenses:
Operating expenses	9,247	—	412	—	11,820	3,709	9,226	4,504	1,321	3,523	8,547	1,847	2,158	—		56,314
General and administrative	1,210	18	83	212	317	179	1,574	1,103	364	227	1,332	320	169	1,000	(B)	8,108
Management fees	503	—	67	—	1,275	1,074	3,386	346	469	175	1,728	134	305			9,462
Taxes, insurance and other	663	—	64	—	1,174	456	2,169	704	3,045	482	1,148	202		(2,963	)(H)	7,144
Depreciation of real estate owned	1,881	—	—	—	2,801	533	3,156	887	436	815	2,409	443	1,032	(1,467	)(C),(D)	12,926
Interest, net	(328)	—	—	—	3,185	1,226	2,909	1,211	1,239	—	2,408	521	434	(9,241	)(E)	3,564

Total expenses	13,176	18	626	212	20,572	7,177	22,420	8,755	6,874	5,222	17,572	3,467	4,098	(12,671)		97,518
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$1,259	$(18)	$324	$(212)	$3,216	$307	$4,036	$157	$(3,684)	$686	$694	$848	$(1,002)	$12,671		$19,282

Earnings per common share:
Basic and diluted	$0.10															$0.41

Basic and diluted weighted average common shares outstanding	12,300													34,720	(F)	47,020

For the nine months ended September 30, 2005 (unaudited)

	Company Historical Statement of Operations (A)	Stonebridge Portfolio (A)	Marriott Boulder (A)	Blumberg Acquisition (A)	Western Acquisition (A)	Pittsburgh Acquisition (A)	Hilton Acquisition (A)	Larkspur HGI Group Acquisition (A)	Hilton Garden Inn—Saratoga Springs, NY	Springhill Suites Dallas, TX	Pro forma Adjustments		Total Pro Forma
Revenue:
Suite revenue	$57,482	$936	$1,792	$19,658	$5,822	$2,276	$2,312	$14,583	$3,059	$2,220	$—		$110,140
Other operating revenue	6,270	24	567	648	119	—	102	785	183	153	—		8,851

Total revenue	63,752	960	2,359	20,306	5,941	2,276	2,414	15,368	3,242	2,373	—		118,991
Expenses:
Operating expenses	31,876	385	1,224	7,418	2,213	1,077	1,380	7,064	1,404	1,983	—		56,024
General and administrative	2,308	22	287	2,751	776	129	233	1,108	353	—	400	(B)	8,367
Management fees	4,443	107	220	813	250	280	72	1,427	101	270	—		7,983
Taxes, insurance and other	3,283	265	71	651	438	155	84	805	127	—	—		5,879
Depreciation of real estate owned	6,659	103	74	1,719	601	210	253	1,783	188	818	(326	) (C),(D)	12,082
Interest, net	(2,098)	162	328	2,251	798	829	—	2,180	295	448	(2,572	)(E)	2,621

Total expenses	46,471	1,044	2,204	15,603	5,076	2,680	2,022	14,367	2,468	3,519	(2,498)		92,956
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$17,281	$(84)	$155	$4,703	$865	$(404)	$392	$1,001	$774	$(1,146)	$2,498		$26,035

Earnings per common share:
Basic and diluted	$0.34												$0.47

Basic and diluted weighted average common shares outstanding	50,446										4,745	(F)	55,191

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels acquired on a pro forma basis as if the hotels were owned by the Company at January 1, 2004 and for the respective periods prior to acquisition by the Company in 2004 and 2005. Additionally, 6 properties began operations in 2004, two began operations in 2005, and four were under construction as of September 30, 2005. Therefore, these hotels had limited historical operational activity. The properties and their respective opening dates were as follows: Homewood Suites, Anchorage—03/09/2004, Hilton Garden Inn, Lake Forest—3/31/2004, Springhill Suites, Ft. Worth—05/28/2004, Marriott, Redmond—6/19/2004, Courtyard, Albany—11/11/2004, Hampton Inn & Suites, Dothan, 12/1/2004, Residence Inn, Ft. Worth—4/13/05, Hampton Inn & Suites, Pensacola—07/19/2005, Courtyard, Panama City—under construction, Homewood Suites, Laredo—under construction, Courtyard, Farmington—under construction and Springhill Suites, Clearwater—under construction.

(B)	Represents the advisory fee of .15% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the Company plus anticipated legal and accounting fees, and other costs associated with being a public company.

(C)	Represents the elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operations. The weighted average lives of the depreciable assets are 39 years for building and 7 years for FF&E. The estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

(E)	Represents elimination of interest income on cash used to fund acquisitions as well as interest expense related to prior the owner's debt, which was not assumed.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel. The calculation assumes all properties were acquired on the later of January 1, 2004 or the date the hotel opened.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiary is zero based on the contractual agreements put in place between the Company and our lessee based on a combined rate of 40%. Based on the terms of the lease agreements, our taxable subsidiary would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(H)	Represents elimination of a non-recurring expense related to prior owners, including a $2.9 million impairment charge attributable to the cost basis of the prior owner of the Pittsburgh Residence Inn, which is therefore not applicable to the Company’s cost.